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                                                                                                                   EXHIBIT 12.1

                                                             DUANE READE INC.

                                             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                           (DOLLARS IN MILLIONS)

                                                                                                                      Proforma
                                                                                                            26 Weeks  26 Weeks
                                                                          Year Ended                         Ended      Ended
                                                    -----------------------------------------------------   -------------------
                                                       27-Dec     26-Dec     25-Dec     30-Dec    29-Dec     29-Jun     29-Jun
                                                        1997       1998       1999       2000      2001       2002       2002
                                                    -----------------------------------------------------   -------------------
COMPUTATION OF EARNINGS
                  Income before taxes               $  (14.7)   $   18.8   $   30.2   $   38.3   $   43.5   $   25.6   $   29.2
                  Net interest expense                  34.5        25.6       29.3       35.9       27.6       10.7        7.1
                  Interest portion of operating
                       lease expense                     8.5        12.5       18.3       22.6       27.3       15.9       15.9

                                                    -----------------------------------------------------   -------------------
                              Earnings              $   28.2    $   56.9   $   77.9   $   96.9   $   98.4   $   52.2   $   52.2
                                                    -----------------------------------------------------   -------------------

COMPUTATION OF FIXED CHARGES
                  Net interest expense              $   34.5    $   25.6   $   29.3   $   35.9   $   27.6   $   10.7   $    7.1
                  Capitalized interest                  --           0.4        0.5        0.3        0.4        0.2        0.2
                  Interest portion of operating
                       lease expense                     8.5        12.5       18.3       22.6       27.3       15.9       15.9

                                                    -----------------------------------------------------   -------------------
                              Fixed Charges         $   42.9    $   38.4   $   48.2   $   58.9   $   55.4   $   26.8   $   23.2
                                                    -----------------------------------------------------   -------------------

RATIO OF EARNINGS TO FIXED CHARGES                       0.66        1.48       1.62       1.64       1.78       1.95      2.25
                                                    ======================================================  ===================
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Proforma calculation assumes issuance of notes and related debt reductions occurred as of December 30, 2001.